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 FORM 4                                                                                                        OMB Approval
                                     UNITED STATES SECURITIES AND EXCHANGE COMMISSION                    -------------------------
[ ] Check this box if no longer                     WASHINGTON D.C. 20549                                OMB Number:      3235-0287
    subject to Section 16. Form                                                                          Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                  Estimated average burden
    continue. See Instruction 1(b).                                                                      hours per response .... 0.5
          Filed pursuant to Section 16(a) of the Securities and Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
(Print or Type Responses)
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1. Name and Address of Reporting       |   2. Issuer Name and Ticker or Trading Symbol     |  6. Relationship of Reporting Person(s)
   Person*                             |                                                   |      to Issuer (Check all applicable)
                                       |                                                   |   _____ Directory   _____ 10% Owner
McCully        E.       Nichol         |      Keebler Foods Company (KBL)                  |   __X _ Officer (give title below)
-------------------------------------------------------------------------------------------|   _____ Other (specify below)
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |
                                       |     Security Number     |     Month/Year          |       Chief Financial Officer
677 Larch Avenue                       |     of Reporting        |     October 1998        |      and Senior Vice President
---------------------------------------|     Person (Voluntary)  |-------------------------|---------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       |                         |     Date of Original    |  (Check Applicable Line)
Elmhurst       Illinois      60126     |                         |     (Month/Year)        | X   Form filed by One Reporting Person
                                       |                         |                         | __  Form filed by More than One
                                       |                         |                         |     Reporting Person
------------------------------------------------------------------------------------------------------------------------------------
(City)          (State)          (Zip) |      TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |   Date        |   Code        |   or Disposed of (D)     | Securities  |   -ship |   of
                                       | (Month/Day/   |   (Instr. 8)  |   (Instr. 3, 4 and 5)    | Beneficially| Form:   |   In-
                                       |   Year)       |               |                          | Owned at End| Direct  |   Direct
                                       |               | --------------|--------------------------| of Month    | (D) or  |   Bene-
                                       |               |       |       | Amount | (A)  |  Price   | (Instr. 3   | Indirect|   ficial
                                       |               |  Code | V     |        |  or  |          |   and 4)    | (I)     |   Owner-
                                       |               |       |       |        | (D)  |          |             |(Instr.4)|   ship
                                       |               |       |       |        |      |          |             |         |(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, par value $01            | 10/01/98      |  M    |       |14,000  |  A   | $1.74    |             |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, par value $01            | 10/01/98      |  S    |       |14,000  |  D   | $28.09   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, par value $01            | 10/02/98      |  M    |       | 6,000  |  A   | $1.74    |             |   D     |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock, par value $01            | 10/02/98      |  S    |       | 6,000  |  D   | $26.44   |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                 TOTAL:|               |       |       |        |      |          |    100,318  |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
                        |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
 Option (to buy)        | $1.74       | 10/01/98 | M     |    |        | 14,000  | immed.| (1)    | Common | 14,000    | -
                        |             |          |       |    |        |         |       |        |  Stock |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
 Option (to buy)        | $1.74       | 10/02/98 | M     |    |        |  6,000  | immed.| (1)    | Common |  6,000    | -
                        |             |          |       |    |        |         |       |        |  Stock |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                 TOTAL: |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      | 10. Ownership       | 11. Nature of
   Derivative     |     Form of         |     Indirect
   Securities     |     Derivative      |     Beneficial
   Beneficially   |     Security:       |     Ownership
   Owned at End   |     Direct (D)      |     (Instr. 4)
   of Month       |     or Indirect (I) |
   (Instr. 4)     |     (Instr. 4)      |
------------------|---------------------|-----------------
                  | D                   | -
------------------|---------------------|-----------------
                  | D                   | -
------------------|---------------------|-----------------
 280,956          |                     |
------------------|---------------------|-----------------
                  |                     |
------------------|---------------------|-----------------
                  |                     |
------------------|---------------------|-----------------
                  |                     |
----------------------------------------------------------
Explanation of Responses:
(1) Upon the earlier of (a) ten (10) years from the date or grant or (b) second anniversary after termination of service.



                                                                                             /s/ THOMAS E. O'NEILL          10-05-98
                                                                                             -----------------------------  -------
                                                                                                     **E. Nichol McCully     Date
                                                                                             By: Thomas E. O'Neill, as
                                                                                                 Attorney-In-Fact
____________
** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this                                      Page 2
form are not required to respond unless the form displays a currently valid OMB Number.                              SEC 1474 (7/97)
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                            LIMITED POWER OF ATTORNEY

         The undersigned, E. Nichol McCully, hereby constitutes and appoints Thomas E. O'Neill and Nichol McCully, and each of them, with full power of substitution and resubstitution, as his true and lawful attorneys-in-fact and agents to:


         (1) execute and deliver for and on behalf of the undersigned (i) any and all Forms 3, 4 and 5 relating to Keebler Foods Company (the "Company") required to be filed in accordance with
                  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and the rules thereunder and (ii) any and all schedules relating to the Company required to be filed in accordance with Section 13(d) of the Exchange Act and the rules thereunder (together, the "Forms and Schedules"), in the undersigned's capacity as an officer, director and/or controlling person of the Company and in and all other capacities pursuant to which such Forms and Schedules may be required to be filed by the undersigned;

         (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Forms and timely file such Forms and Schedules with the Securities and Exchange Commission and any stock exchange or similar authority; and

         (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this power of attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

         The undersigned hereby grants to such attorneys-in-fact and agents full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact and agents, in serving in such capacity at the request of the undersigned, are not assuming any of the undersigned's responsibilities to comply with Section 16 or Section 13(d) of the Exchange Act.

         This power of attorney shall remain in full force and effect until the undersigned is no longer required to file the Forms and Schedules with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact and agents.




                            [signature page follows]




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         IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 20th day of April, 1998.



                                                       /s/ E. Nichol McCully